UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 23, 2008

LYDALL, INC.

(Exact name of registrant as specified in its charter)

Commission file number: 1-7665

Delaware	06-0865505
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Colonial Road, Manchester, Connecticut	06042
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (860) 646-1233

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.05.	Costs Associated with Exit or Disposal Activities

On September 23, 2008, Lydall, Inc. (the “Company”) announced that it will be closing its St. Johnsbury, Vermont manufacturing facility, impacting approximately 190 employees and consolidating its North American automotive parts production into its Hamptonville, North Carolina operation. Due to the current downturn in the U.S. automotive market, the Company’s two North American automotive plants have been running at less than 50 percent capacity. Consolidating the Company’s North American automotive operations in North Carolina is expected to reduce operating costs significantly, increase efficiency, and enhance the Company’s flexibility and competitive position. Beginning in the latter part of 2009, the Company expects to benefit from significantly reduced fixed overhead and selling, product development and administrative expenses as a result of the consolidation. The Company plans to begin the transfer of equipment and production in the fourth quarter of 2008 and to complete the consolidation by the end of 2009.

The Company expects to record pre-tax charges of approximately $7.5 million to $8.5 million, or approximately $.32 to $.36 per diluted share, over the period of consolidation. A portion of these costs will be recorded in the third and fourth quarters of 2008 with the remainder recorded primarily throughout 2009. These charges will be comprised of severance-related charges ranging between $2.4 million and $2.6 million, facility exit and move charges ranging between $3.3 million and $3.6 million, acceleration of depreciation on assets to be disposed of ranging between $0.9 million and $1.2 million, lease obligation costs ranging between of $0.6 million and $0.7 million and other associated costs ranging between $0.3 million and $0.4 million. In addition, the Company expects to record income tax charges in the range of $0.4 million to $0.5 million related to deferred tax assets associated with the Vermont facility. Cash expenditures are expected to be in the range of $6.5 million and $7.5 million.

This Current Report on Form 8-K contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. Any statements contained in this Current Report on Form 8-K, except to the extent that they contain historical facts, are forward-looking. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes related to this consolidation, including the timing and amount of costs to be incurred, the impact on the Company’s customers, as well as the timing and amounts of cost savings to be realized as a result of the consolidation, to differ materially from those addressed in the forward-looking information. Other known factors that could impact the Company’s financial results are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time.

On September 23, 2008, Lydall issued a press release regarding this action, a copy of which is attached as Exhibit 99.1 to this report.

Section 9 - Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

The following exhibit is furnished with this report, as set forth below:

Exhibit Number	Exhibit Description
99.1	Press release, dated September 23, 2008, titled “Lydall Announces the Consolidation of its North American Automotive Business” furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LYDALL, INC.

September 26, 2008	By:	/s/ James V. Laughlan
James V. Laughlan
Controller and Principal Accounting Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description
99.1	Press release, dated September 23, 2008, titled “Lydall Announces the Consolidation of its North American Automotive Business” furnished herewith.